Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:

Heide Erickson

Capella Education Company

612-977-5172

Heide.Erickson@capella.edu

Media Contact:

Michael Walsh

Capella University

612-977-5661

michael.walsh@capella.edu

Capella Education Company names Michael L. Lomax and Michael A. Linton to its board of directors

MINNEAPOLIS, Dec. 2, 2010 — Capella Education Company (NASDAQ: CPLA), a provider of exclusively online post-secondary education through its wholly owned subsidiary Capella University, has named Michael L. Lomax, PhD, and Michael A. Linton to its board of directors.

Dr. Lomax is the President and Chief Executive Officer of the United Negro College Fund. He previously served as President of Dillard University in New Orleans. In addition, Lomax serves on numerous boards of directors, including Teach for America, The Council of Independent Colleges, The National Alliance for Public Charter Schools, and the KIPP Foundation, the nation’s largest and highest performing charter school network. He has also been the recipient of 12 honorary degrees and numerous recognitions, such as the Bennie Achievement Award from Morehouse College and the Emory Medal from Emory University. Lomax earned a PhD in American and Afro-American Literature from Emory University in Atlanta, a Master of Arts in English Literature from Columbia University in New York, and a Bachelor of Arts in English from Morehouse College in Atlanta.

Linton is the Executive Vice President, Marketing for FMN Technologies, an early stage start-up in Silicon Valley. Previously he served as Senior Vice President, Chief Marketing Officer for eBay, and before that was the Executive Vice President, Chief Marketing Officer for Best Buy Corporation. Linton has served on several boards of directors and advised a number of venture-backed companies. He was named by Promotion Magazine as a Marketer of the Year in 2004, and by Ad Age as one of the most influential 30 marketers in 2003, 2004 and 2005. He earned a Master of Business Administration from The Fuqua School of Business at Duke University in Durham, North Carolina; and a Bachelor of Science in Business Administration from Bowling Green State University in Bowling Green, Ohio.

“In Michael Lomax and Michael Linton, Capella has added two board members who have a deep understanding of Capella’s commitment to learner success. Linton’s strong marketing background and proven ability to develop differentiated marketing strategies, and Lomax’s commitment to high quality education and deep understanding of the learner experience will help us grow in our ability to provide quality online education to working adults,” said Kevin Gilligan, CEO of Capella Education Company and chair of the company’s board of directors.

About Capella Education Company

Founded in 1991, Capella Education Company is a national leader in online education and parent company of Capella University, a regionally accredited* online university. Capella University offers online graduate degree programs in business, counseling, education, health administration, human services, information technology, nursing, psychology, public administration, public health, public safety, and social work, and bachelor’s degree programs in business, information technology, nursing, psychology, public administration, and public safety. These academic programs are designed to meet the needs of working adults, combining high quality, competency-based curricula with the convenience and flexibility of an online learning format. More than 38,000 learners were enrolled as of Sept. 30, 2010. For more information about Capella Education Company, please visit http://www.capellaeducation.com. For more information about Capella University, please visit http://www.capella.edu or call 1.888.CAPELLA (227.3552).

*	Capella University is accredited by The Higher Learning Commission and is a member of the North Central Association of Colleges and Schools (NCA), http://www.ncahlc.org. Capella University, Capella Tower, 225 South Sixth Street, Ninth Floor, Minneapolis, MN 55402, 1.888.CAPELLA (227.3552), www.capella.edu.

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